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                                                                     EXHIBIT 2.1

                              LOAN OPTION AGREEMENT

         LOAN OPTION AGREEMENT, dated effective January 10, 2002 (this "Agreement"), by and between Fog Cutter Capital Group Inc., a Maryland corporation (the "Company") and the entities indicated on the signature page(s) and listed on Schedule 1 hereto (collectively, the "Stockholder"), each a stockholder of the Company.

         WHEREAS, the Stockholder is the owner of the shares of common stock, par value $.0001 per share ("Company Common Stock"), of the Company set forth on
Schedule 1 hereto (the "Subject Shares"); and

         WHEREAS, the Stockholder wishes to sell the Subject Shares for cash and/or all or a portion of a certain real estate loan; and

         WHEREAS, the Company desires to acquire the Subject Shares, from time to time, in the manner provided herein to prevent any adverse impact on its share price, to acquire shares at a discount to book value, to protect its liquidity position and to dispose of certain non-core real estate assets; and

         WHEREAS, the Company desires to acquire an option to require the Stockholder to acquire all (but not less than all) of a certain real estate loan at the exercise price and during the exercise period specified in Section 2 below, and Stockholder is willing to grant such put option to the Company in exchange for the consideration and on the terms set forth in this Agreement; and

         WHEREAS, the Stockholder requested an option to put all (but not less than all) of the Put Option Shares (as defined below) at the exercise price and during the exercise period specified in Section 3 below, and Company is willing to grant such put option in exchange for the consideration and on the terms set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Stockholder and the Company agree as follows:

         1.       SALE OF SHARES.

                  (a) SALE OF INITIAL SUBJECT SHARES. Subject to the terms and conditions set forth in this Agreement, the Stockholder hereby agrees to sell to the Company, and the Company agrees to buy, on March 6, 2002 (the "Initial Closing Date") 713,043 shares of Company Common Stock (the "Initial Subject Shares") for the Initial Subject Shares Purchase Price. For purposes of this Agreement, the "Initial Subject Shares Purchase Price" means a 46.60% participation (the "Initial Participation") in the unpaid principal balance (as of December 31, 2001) of the French American International School Loan described in Schedule 2 hereto (the "FAS Loan").
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                  (b) PAYMENT AND DELIVERY. Payment of the Initial Subject
Shares Purchase Price shall be made on the Initial Closing Date by delivery to the Stockholder in Portland, Oregon of the Initial Participation in the FAS Loan, against delivery by the Stockholder of a stock certificate or certificates representing Stockholder's Initial Subject Shares, duly endorsed for transfer or accompanied by duly executed (and, if required, guaranteed) stock powers, at the Company's offices simultaneously with payment of the Initial Subject Shares Purchase Price. The Initial Subject Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. The Initial Participation will be evidenced by a standard participation agreement and be free and clear of any lien, encumbrance or claim of any person and the Company will continue to service the FAS Loan. The parties acknowledge and agree that the FAS Loan is subject to the lien of one of the Company's lenders securing a credit line which as of the date hereof has not been drawn down.

         2.       COMPANY PUT OPTION.

                  (a) GRANT OF PUT OPTION. Subject to the terms and conditions set forth in this Agreement, the Stockholder hereby grants to the Company the option (the "Put Option") to require the Stockholder to purchase, during the Put Option Exercise Period (as defined below), an additional 46.60% participation in the unpaid principal balance of the FAS Loan as of the date hereof (the "Put Option Participation") for the Participation Put Purchase Price (as defined below).

                  (b) EXERCISE PRICE. The price (the "Participation Put Purchase Price") at which the Put Option shall be exercisable shall be an amount equal to $2,174,778.10, plus 100% of unpaid accrued interest thereon to the date of the Put Option Closing (as defined below), plus any cash dividends paid by the Company on 713,042 shares of the Subject Shares and received by the Stockholder between the date hereof and the Put Option Closing, less any interest accrued on the sum of $2,174,778.10 (as such amount is reduced by the amount and upon payment of any such cash dividends, the "Put Notional Balance") between the date hereof and the Put Option Closing at a rate equal to 10.00% per annum. Against payment of the Participation Put Purchase Price, the Company shall deliver to the Stockholder on the Put Option Closing either (i) in the event that the FAS Loan is not prepaid in full or in part prior to the Put Option Closing, a 46.60% participation in the unpaid principal balance (as of the date hereof) of the FAS Loan, (ii) in the event that the FAS Loan is prepaid in full prior to the Put Option Closing, the principal proceeds of such 46.60% participation or (iii) in the event that the FAS Loan is partially prepaid prior to the Put Option
Closing, 46.60% of the principal proceeds from any such partial prepayment(s) and a 46.60% participation in the remaining unpaid principal balance of the FAS Loan, as the case may be . The participation will be evidenced by a standard participation agreement and be free and clear of any lien, encumbrance or claim of any person and the Company will continue to service the FAS Loan. On the Put Option Closing, the Company shall also deliver to Stockholder 6.80% of the proceeds of all principal payments and prepayments on the FAS Loan received by the Company after December 31, 2001, and a 6.80% participation in any remaining unpaid principal balance of the FAS Loan (or at the Stockholder's request the FAS Loan in exchange for the above participation interest, which together with the participation interest previously received by the Stockholder pursuant to
Section 1 hereof shall represent 100% of the FAS Loan), as the case may be (the proceeds and participation interest, if any, deliverable pursuant to the foregoing, the "Remainder Interest"), against payment by the Stockholder (the
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"Stockholder Remainder Payment") to the Company of an amount equal to 90% of the unpaid principal balance of such 6.80% remainder as of December 31, 2001 (being an amount equal to $317,544.63), together with 100% of unpaid accrued interest thereon to the date of the Put Option Closing. Such purchase by Stockholder will be on a "servicing released" basis. The price for such remainder of the FAS Loan shall be paid in full in cash at the Put Option Closing and the transfer of the FAS Loan shall be made to the Stockholder pursuant to standard documentation, containing customary representations and warranties, and be free and clear of any lien, encumbrance or claim of any person. The parties acknowledge and agree that the FAS Loan is currently valued at 90% of its unpaid principal balance, plus 100% of accrued interest, on the Company's Statement of Financial
Condition. The parties further acknowledge and agree that the borrower under the FAS Loan and the Company have entered into a letter agreement dated February 12, 2002, pursuant to which the borrower has received the exclusive right to purchase the entire interest in the FAS Loan at a price representing a 5% principal discount at the time of purchase. To secure performance of the Company's obligations arising hereunder in connection with any exercise of the Put Option, upon mutual execution of this Agreement the Company shall provide Stockholder with the following security: (i) a trust deed lien against Company-owned real property described in attached Schedule 3 ("Eugene
Property"), second and subordinate only to the trust deed lien of the existing senior lender, such junior trust deed to contain a right of substitution of collateral by Stockholder subject to reasonable approval of the substituted collateral by the Company and the Stockholder, and (ii) a pledge of 1,450,000 shares of Wilshire Financial Services Group Inc. The trust deed on the Eugene Property and the pledge of the 1,450,000 shares of Wilshire Financial Services Group Inc. will be evidenced by standard documentation, subject to reasonable approval of the Company and the Stockholder. All of such documentation shall contain provisions for release and/or termination of security interests, reconveyance of trust deed and return of pledged shares promptly upon performance by the Company of its obligations under this Agreement. To secure performance of the Stockholder's obligations arising hereunder, upon mutual execution of this Agreement, the Stockholder shall deliver 713,042 shares of the Subject Shares, duly endorsed for transfer or accompanied by duly executed (and, if required, guaranteed) stock powers, to the Company.

                  (c) EXERCISE PERIOD. The Company's right to require the Stockholder to purchase the Put Option Participation will commence upon September 11, 2002, and will terminate and expire on September 20, 2002 (such period, the "Put Option Exercise Period"), subject to the provisions of Section 2(d) below.

                  (d) EXERCISE OF PUT OPTION.

                           (i) At any time during the Put Option Exercise
Period, the Company may exercise the Put Option as to all (but not less than all) of the Put Option Participation by delivering to the Stockholder a written notice in substantially the form attached hereto as Exhibit A (the "Put Option Exercise Notice").

                           (ii) The Company shall not be under any obligation to
exercise the Put Option, and may allow the Put Option to expire without requiring the Stockholder to purchase the Put Option Participation hereunder. Notwithstanding any provision herein contained to the contrary, the Company shall have no right to exercise the Put Option if the Put Option described in
Section 3 below has been exercised.
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                  (e) CLOSING. The closing for the purchase and sale, if any, of the Put Option Participation (the "Put Option Closing") shall occur in Portland, Oregon, or such other location as the parties may agree, as promptly as practicable, and in any event within three (3) business days, after the Stockholder's receipt of the Put Option Exercise Notice. The Stockholder shall deliver the Participation Put Purchase Price and Stockholder Remainder Payment referred to in Section 2(b) against delivery of the Put Option Participation and the Remainder Interest. Such purchase by Stockholder shall be on a "servicing released" basis.

         3.       STOCKHOLDER PUT OPTION.

                  (a) GRANT OF PUT OPTION. Subject to the terms and conditions set forth below, the Company hereby grants to Stockholder an option (the "Put Option"), exercisable by the Stockholder at any time or from time to time during the Put Option Exercise Period (as defined below), to require the Company to purchase, at Stockholder's option, the Stockholder's remaining 713,042 Subject Shares (the "Put Option Shares").

                  (b) EXERCISE PERIODS. Stockholder's right to require the Company to purchase all but not less than all of the Put Option Shares (the "Put Option Shares") will commence upon September 1, 2002 and will terminate and expire on September 10, 2002 (such period, the "Put Option Exercise Period").

                  (c) EXERCISE PRICE. The price per share (the "Put Option Price Per Share") at which the Put Option shall be exercisable shall equal $3.05 per share, less any dividends paid by the Company on the Put Option Shares and received by the Stockholder between the date hereof and the Put Option Closing (as defined below), plus any interest accrued on the then outstanding Notional Principal Amount between the date hereof and the Put Option Closing at a rate equal to 10.00% per annum. For purposes of this Agreement, "Notional Principal Amount" means, as of the determination date, the Put Option Price Per Share times the number of Put Option Shares, less any cash dividends paid by the Company on the Put Option Shares between the date hereof and such date of determination. The Net Put Share Consideration (as defined below) is payable by delivery of either (i) in the event that the FAS Loan is not prepaid in full or in part prior to the Put Option Closing, a 46.60% participation in the unpaid principal balance (as of the date hereof) of the FAS Loan, (ii) in the event that the FAS Loan is prepaid in full prior to the Put Option Closing, the principal proceeds of such 46.60% participation or (iii) in the event that the FAS Loan is partially prepaid prior to the Put Option Closing, 46.60% of the principal proceeds from any such partial prepayments and a 46.60% participation in the remaining unpaid principal balance (as of the date hereof) of the FAS Loan, as the case may be (the consideration payable under either clause (i), (ii) or (iii), the "Put Share Consideration"); provided that the Put Share Consideration shall be reduced by the amount of any cash dividends paid by the Company on the Put Option Shares and received by the Stockholder between the date hereof and the Put Option Closing and increased by any interest accrued on the Notional Principal Amount between the date hereof and the Put Option Closing at a rate equal to 10.00% per annum (the "Net Put Share Consideration"). The participation will be evidenced by a standard participation agreement and be free and clear of any lien, encumbrance or claim of any person and the Company will continue to service the FAS loan. On the Put Option Closing, the Company shall also deliver to
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Stockholder 6.80% of the proceeds of all principal payments and prepayments on the FAS Loan received by the Company after December 31, 2001, and a 6.80% participation in any remaining unpaid principal balance of the FAS Loan (or at the Stockholder's request the FAS Loan in exchange for the above participation interest, which together with the participation interest previously received by the Stockholder pursuant to Section 1 hereof shall represent 100% of the FAS
Loan), as the case may be (the proceeds and participation interest, if any, deliverable pursuant to the foregoing, "Put Remainder Interest"), against payment by the Stockholder (the "Stockholder Put Remainder Payment") to the Company of an amount equal to 90% of the unpaid principal balance of such 6.80% remainder as of December 31, 2001 (being an amount equal to $317,544.63), together with 100% of unpaid accrued interest thereon. Such purchase by Stockholder will be on a "servicing released" basis. The Stockholder Put Remainder Payment shall be paid to the Company by the Stockholder in full in cash at the Put Option Closing and the transfer of the FAS Loan shall be made to the Stockholder pursuant to standard documentation, containing customary representations and warranties, and be free and clear of any lien, encumbrance or claim of any person. The parties further acknowledge and agree that the borrower under the FAS Loan and the Company have entered into a letter agreement dated February 12, 2002, pursuant to which the borrower has received the exclusive right to purchase the entire interest in the FAS Loan at a price representing a 5% principal discount at the time of purchase. To secure performance of the Company's obligations arising hereunder in connection with any exercise of the Put Option, upon mutual execution of this Agreement the Company shall provide Stockholder with the following security: (i) a trust deed lien against Company-owned real property described in attached Schedule 3 ("Eugene Property"), second and subordinate only to the trust deed lien of the existing senior lender, such junior trust deed to contain a right of substitution of collateral by Stockholder subject to reasonable approval of the substituted collateral by the Company and the Stockholder, and (ii) a pledge of 1,450,000 shares of Wilshire Financial Services Group Inc. The trust deed on the Eugene Property and the pledge of the 1,450,000 shares of Wilshire Financial Services Group Inc. will be evidenced by standard documentation, subject to reasonable approval of the Company and the Stockholder. All of such documentation shall contain provisions for reconveyance of trust deed and return of pledged shares promptly upon performance by the Company of its obligations under this Agreement. To secure performance of the Stockholder's obligations arising hereunder, upon mutual execution of this Agreement, the Stockholder shall deliver the Put Option Shares, duly endorsed for transfer or accompanied by duly executed (and, if required, guaranteed) stock powers, to the Company.

                  (d)      EXERCISE OF PUT OPTION.

                           (i) At any time or from time to time during the Put
Option Exercise Period, the Stockholder may exercise the Put Option to require the Company to purchase all (but not less than all) of Put Option Shares (such number, the "Put Option Purchased Shares") specified in a written notice in substantially the form attached hereto as Exhibit B (the "Put Option Exercise Notice").

                           (ii) The Stockholder shall not be under any
obligation to exercise the Put Option and may allow the Put Option to expire without selling any Put Option Shares hereunder.
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                  (e) CLOSING. The closing for the purchase and sale, if any, of
Put Option Purchased Shares (the "Put Option Closing") shall occur in Portland, Oregon or such other location as the parties may agree, as promptly as practicable, and in any event within three (3) business days, after the Company's receipt of the Put Option Exercise Notice. Thereupon, the stock certificate or certificates representing Stockholder's Put Option Purchased Shares, duly endorsed for transfer or accompanied by duly executed (and, if required, guaranteed) stock powers previously delivered by the Stockholder to the Company for security purposes will be deemed to have been delivered to the Company. Such Put Option Purchased Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. At the Put Option Closing, the Company shall, against delivery of the Put Option Purchased Shares and the Stockholder Put Remainder Payment, deliver the Net Put Share Consideration and Put Remainder Interest referred to in Section 2(b). Such purchase by Stockholder shall be on a "servicing released" basis.

                  (f) FRACTIONAL SHARES. The Company will not be required to purchase any fractional Put Option Shares upon exercise of the Put Option.

                  (g) SECURITY FOR PERFORMANCE. Notwithstanding anything herein contained apparently to the contrary, the security granted by the parties to secure performance of their obligations hereunder shall apply, depending on which put option provided herein is exercised, if any, only to performance of the obligations arising in connection with the exercised put option, not both put options.

         4. CONFIDENTIALITY; NON-DISPARAGEMENT. The Stockholder agrees that it will not engage in Detrimental Activity during and following the term of this Agreement. For purposes of this Agreement, "Detrimental Activity" shall mean:
(i) the disclosure to anyone outside the Company, or the use in any manner other than in the furtherance of the Company's business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company, except as required by law; (ii) any attempt, directly or indirectly by the Stockholder of Solicitation (as defined below) within six (6) months of the end of this Agreement; (iii) any conduct by the Stockholder which would be considered to be self-dealing or which would conflict with the Company's interests, including the direct or indirect purchase or sale of, or loan or investment of any type in, any assets of the Company by the Stockholder or for the Stockholder's benefit or between the Stockholder and a third party which is unrelated to the Company, without the company's prior written authorization; (iv) the Stockholder's Disparagement (as defined herein), or inducement of others to do so, of the Company or its past and present officers, directors, employees or products; or (v) without written authorization from the Company, the rendering of services for any organization, or engaging, directly or indirectly, in any business, which is competitive with the Company, or the rendering of services to such organization or business if such organization or business is otherwise prejudicial to or in conflict with the interests of the Company. For purposes of this Agreement, "Disparagement" means making comments or statements to the press, the Company's employees, consultants or any individual or entity with whom the Company has a business relationship or otherwise taking any action, except as required by law, which could reasonably be expected to adversely affect in any manner: the conduct of the business of the Company (including, without limitation, any products or business plans or prospects); or the business
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reputation of the Company, or any of its products, or its past or present officers, directors or employees. For purposes of this Agreement, "Solicitation" shall mean recruiting, soliciting or inducing of any nonclerical employee or employees of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or hiring or assisting another person or entity to hire (including, but not limited to identifying a nonclerical employee to another employer for employment) any nonclerical employee of the Company or any person who within six (6) months before had been a nonclerical employee of the Company; or, soliciting or inducing any customer of the Company to cease his or her relationship with the Company.

         5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to the Company, as of the date hereof and as of each closing date hereunder, as follows:

                  (a) OWNERSHIP. Stockholder beneficially owns the shares of Company Common Stock set forth opposite Stockholder's names on Schedule 1 hereto and such shares are the only shares of the Company Common Stock owned by the Stockholder.

                  (b) DUE AUTHORIZATION. Stockholder has all necessary power and authority (or, if an individual, capacity), to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Stockholder beneficially owns all of its Subject Shares with no restrictions on Stockholder's voting rights or rights of disposition pertaining thereto (other than restrictions imposed by securities laws); such Subject Shares constitute all shares of Company Common Stock beneficially owned by Stockholder; and upon exercise of the Stockholder's Put Option (together with the Company's Put Option, the "Options"), Stockholder will deliver good and marketable title to the Put Option Purchased Shares (the "Option Shares") free and clear of liens, claims, encumbrances or rights or interests of others. Assuming this Agreement has been duly and validly authorized, executed and delivered by the Company, this Agreement constitutes a valid and binding agreement of Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

                  (c) NO CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation by Stockholder of the transactions contemplated hereby, will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder is bound.

                  (d) KNOWLEDGE OF STOCKHOLDER; NO OTHER REPRESENTATIONS. Stockholder has independently acquired all of the necessary information that Stockholder requires in order to make an informed decision to enter into this Agreement and to grant the put option provided herein. Additionally, Stockholder is an experienced investor, well and independently informed of the Company's business, financial condition and prospects, and has not, in deciding to enter into this Agreement and to grant the put option provided herein, relied on any representations or warranties by the Company other than those contained in this Agreement, and the Company has not made any such additional representations or warranties.
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         6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Stockholder, as of the date hereof, as follows:

                  (a) DUE AUTHORIZATION. The Company has the requisite capacity, power and authority to enter into and perform this Agreement. Assuming this Agreement has been duly and validly authorized, executed and delivered by Stockholder, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. The Company agrees to cause each relevant affiliate of the Company to take any and all such acts as are reasonably necessary to implement and give effect to the agreements of the Company contained herein, including without limitation the grant of a trust deed on the Eugene Property as provided herein, and represents and warrants that each of such acts by each such affiliate will be for valuable consideration and binding upon and enforceable against the relevant affiliate.

                  (b) NO CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound.

                  (c) FAS LOAN. The Company owns all right, title and interest as lender under the FAS Loan. The unpaid principal balance of the FAS Loan as of December 31, 2001, is not less than $5,188,637.73.

         7.       ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

                  (a) In the event of any change in the outstanding shares of Company Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of Subject Shares, and the Option Price Per Share therefor, shall be adjusted appropriately.

                  (b) In the event that the Company shall (i) enter into an agreement to consolidate with or merge into any Person, other one of its subsidiaries or affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) enter into an agreement to permit any Person, other than the Company or one of its subsidiaries or affiliates, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or (iii) liquidate, then, and in each such case, the Company shall thereafter, during the term of this Agreement, be entitled to receive, upon exercise of the Options, the securities or properties which a holder of the number of the Subject Shares or the Option Shares then deliverable upon the exercise thereof will be entitled to receive upon such consolidation, merger or liquidation, and Stockholder and the Company shall use their best efforts to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably
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may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Options.

         8. TERMINATION. Except for the provisions of Sections 4, 5 and 6, this Agreement, and all rights and obligations of the parties hereunder, shall terminate on September 21, 2002, or the earlier exercise of one of the Options with respect to all of the 713,043 shares of the Subject Shares (but in no event sooner than three (3) business days following due and timely delivery hereunder of a put option exercise notice); provided that the remedy and enforcement provisions shall continue in effect for such period as needed in the event the transaction to be completed upon due and timely exercise of one of the Options has not been completed within three (3) business days after such exercise.

         9. TRANSFER OF THE SHARES.

                  (a) Prior to the termination of this Agreement, except as otherwise provided herein, Stockholder shall not: (i) transfer, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing ("Transfer"), any or all of the Subject Shares or any interest therein; (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares; (iv) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares; or (v) take any other action, in each case if the same would in any way restrict, limit or interfere with the performance of Stockholder's obligations hereunder or the transactions contemplated hereby.

                  (b) Notwithstanding Subsection (a) above, Stockholder may make transfers of Subject Shares to Stockholder's spouse or lineal descendants, to any trust for the benefit of such holder or the benefit of such spouse and/or lineal descendants, to any corporation, limited liability company or partnership in which Stockholder, or the spouse and/or the lineal descendants of Stockholder, are the direct and beneficial owners of all of the equity interests for estate planning purposes (provided that Stockholder, such spouse and/or descendants agree in writing to remain the beneficial owners of all such interests until termination of this Agreement), or to the personal representative of Stockholder upon Stockholder's death for purposes of administration of Stockholder's estate or upon such holder's incompetency for purposes of the protection and management of the assets of Stockholder; PROVIDED that any such transferee shall, prior to such transfer, consent in a writing delivered to the Company to be bound by this Agreement and deliver to the Company an irrevocable power of attorney with respect to the transferred Subject Shares.

         10. NO SOLICITATION. Stockholder shall not, nor shall it permit any of its subsidiaries or any of its affiliates to, nor shall it authorize or permit any agent, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Stockholder or any of their subsidiaries or any of Stockholder's affiliates to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than the Company) relating to any transaction involving the sale of any of the assets of the Company, or any
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of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company or any of its subsidiaries.

         11.      MISCELLANEOUS.

                  (a) STOCKHOLDER CAPACITY. If applicable, no representative of any of the parties to this Agreement signing as Stockholder shall be deemed to have made any agreement or understanding in his or her capacity as a director or officer of the Company and no action taken by any such representatives in his or her capacity as a director or officer of the Company shall be deemed a breach of this Agreement. Each of such parties executes this Agreement solely in its capacity as the beneficial owner, where applicable, of Company Common Stock.

                  (b) EXPENSES. Each of the parties hereto shall bear and pay all of its own costs and expenses, incurred by it or on its behalf, in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  (c) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time, in writing, by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (d) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term or provision of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms or provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. If for any reason such court or regulatory agency determines that the Options do not permit Stockholder to sell the full number of shares of Company Common Stock as provided in Sections 2(a) and 3(a) it is the express intention of the Company to allow Stockholder to sell such lesser number of shares as may be permissible without any amendment or modification hereof.

                  (e) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made between residents of that state, entered into and to be wholly performed within that state, except for corporate matters mandatorily governed by Maryland corporation law, which corporation law shall, to that extent only, govern.

                  (f) HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, by facsimile transmission (with confirmation), or if mailed by registered or certified mail (return receipt requested) or by Federal Express or other recognized overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Stockholder, to:

                      The address set forth under Stockholder's name on Schedule 1 hereto.

                  If to the Company, to:

                      Andrew Wiederhorn
                      Fog Cutter Capital Group Inc.
                      1410 S.W. Jefferson Street
                      Portland, Oregon 97201
                      Telecopier no.:  (503) 553-7401

                      with a copy to:

                      James M. Waddington, Esq.
                      Proskauer Rose LLP
                      1285 Broadway
                      New York, New York 10036
                      Telecopier no.:  (212) 969-2900

                  (h) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  (i) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Options shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives.

                  (j) FURTHER ASSURANCES. Stockholder and the Company shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in connection with the matters provided for hereby.

                  (k) SPECIFIC PERFORMANCE. The parties acknowledge that it would be impossible to fix money damages for violations of this Agreement and that such violations will cause irreparable injury for which adequate remedy at law is not available and, therefore, this Agreement must be enforced by specific performance or injunctive relief. The parties hereto agree that either party may, in its sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection or defense to the imposition of such relief. Nothing herein shall be construed to prohibit either party from bringing any action for an injunction for a breach of this Agreement. Notwithstanding anything herein contained to the contrary, neither party shall have any recourse hereunder against the other party or any of its assets, except for the specific remedies provided in this subparagraph (k) and the specific security provided in this Agreement by such other party.

                  (l) SURVIVAL. The representations, warranties and agreements in this Agreement shall survive any closing hereunder.

                  (m) NEGOTIATION; MEDIATION. The parties agree to make all reasonable efforts to settle any dispute arising under this Agreement relating to the Options through good-faith negotiation. In the event that negotiation between the parties is unsuccessful, the parties agree to attempt to settle outstanding issues through mediation. The mediator will act in a neutral capacity as a facilitator or intermediary, to assist the parties in arriving at a mutually acceptable resolution of the dispute. The mediator shall not have the power to render a binding decision or to serve as arbitrator, decisionmaker or fact-finder. The mediator will be chosen by mutual agreement of Stockholder and the Company. If the parties, within thirty days from the date of any put option exercise notice, cannot reach an agreement on a mediator or if mediation fails to resolve the dispute(s) within thirty days after appointment of the mediator, the parties agree to submit the dispute(s) to binding arbitration in Portland, Oregon, pursuant to the rules of the Arbitration Service of Portland, Inc.

                  (n) INDEPENDENT COUNSEL. Each of the parties acknowledges that it has been represented, or has had the opportunity to be represented, by independent counsel of such party's choice throughout all negotiations that have preceded the execution of this Agreement and that, to the extent applicable to such party, has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel, as applicable, cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against either party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

                  (o) MUTUAL RELEASE. In consideration of the mutual covenants contained in this Agreement, including the payments to Stockholder and the transfers of the Subject Shares to Company pursuant to this Agreement, Stockholder and Company, each for itself and for its respective successors and assigns (as to each party and its respective successors and assigns, as applicable, hereinafter referred to collectively as "Releasers"), forever release and discharge the Company or the Stockholder, as applicable, and any and all of its respective subsidiaries, divisions, affiliated entities, employee benefits and/or pension plans or funds, successors and assigns, and all of its or their respective past and present officers, directors, members, shareholders, trustees, agents and employees (as to each such party and its respective entities and persons, as applicable, hereinafter referred to collectively as the "Entities and Persons"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which the Company or the Stockholder, as applicable, ever had, or may have, or now has, against the Entities and Persons of the other by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of this Agreement. Notwithstanding the foregoing, the foregoing release shall not cover rights of indemnification to which Jordan D. Schnitzer is or was entitled under the Company's Certificate of Incorporation or By-laws or otherwise with regard to his service as a director of the Company.

[SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Stockholder and the Company have executed this Loan Option Agreement, each on March 6, 2002, effective the day and year first written above.

                               FOG CUTTER CAPITAL GROUP INC.


                               By: /s/ R. Scott Stevenson
                                  ----------------------------------------------
                                    Name: R. Scott Stevenson
                                    Title:  SVP - CFO

                               STOCKHOLDER:

                               HAROLD AND ARLENE SCHNITZER CARE FOUNDATION


                               By: /s/ Thomas E. Eyer
                                  ----------------------------------------------
                                    Its: Director

                               HAROLD AND ARLENE SCHNITZER FOUNDATION


                               By: /s/ Thomas E. Eyer
                                  ----------------------------------------------
                                    Its: Director

                               JORDAN AND MINA SCHNITZER FOUNDATION


                               By: /s/ Thomas R. Nicolai
                                  ----------------------------------------------
                                    Its: Director

                               N. WAREHOUSING, INC. PENSION PLAN AND TRUST


                               By: /s/ Jordan D. Schnitzer
                                  ----------------------------------------------
                                    Name:  Jordan D. Schnitzer,
                                    Its:  Trustee

                                   SCHEDULE 1

                                   STOCKHOLDER

         STOCKHOLDER                                         SUBJECT SHARES

Harold and Arlene Schnitzer CARE Foundation                      354,370
Harold and Arlene Schnitzer Foundation                           233,880
Jordan and Mina Schnitzer Foundation                             522,835
N. Warehousing, Inc. Pension Plan & Trust                        315,000
                                                               ---------
       TOTAL                                                   1,426,085

1121 SW Salmon, 5th Floor
Portland, OR 97205
Telecopier no.:  (503) 248-9140

With a copy to:

Thomas R. Nicolai
Stoel Rives, LLP
900 SW 5th Avenue, Suite 2600
Portland, OR  97204
Telecopier no.:  (503) 220-2480

                                   SCHEDULE 2

                    FRENCH AMERICAN INTERNATIONAL SCHOOL LOAN

         The French American International School Loan is evidenced by a Promissory Note (fixed rate loan secured by a deed of trust) in the original principal amount of $4,878,300 (subject to adjustment) dated April 1, 1999, made by the French American International School, a non-profit IRS 501(c)(3) corporation, payable to Wilshire Funding Corporation, a Delaware corporation, bearing interest at 9% per annum with a maturity date of April 1, 2009, which
Note is secured by a Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing from the French American International School as Grantor/Borrower in favor of Wilshire Funding Corporation as Beneficiary/Lender dated April 1, 1999, recorded April 12, 1999, as Fee No. 99045628 in the official records of Washington County, Oregon, encumbering real property located in Washington County and Multnomah County, Oregon.

                                   SCHEDULE 3

                                 EUGENE PROPERTY

         A parcel of land located in Lane County, Oregon, including all improvements located thereon, described as follows:


Beginning at a point North 89(degree)38'30" West 2879.14 feet and North 12(degree)36' West 372.04 feet from the Southeast corner of the James Peek Donation Land Claim No. 50 in Township 17 South, Range 4 West of the Willamette Meridian; said point being on the Easterly right of way line of Prairie Road; run thence North 12(degree)36' West 720.87 feet along said Easterly right of way line to the South line of the property described in Deed recorded October 29, 1949, in Book 404, Page 245, Lane County Oregon Deed Records; thence North 89(degree)54'30" East 408.96 feet to the Northwest corner of that tract of land conveyed to the Southern Pacific Company, recorded in Reel No. 214, Reception No. 3699; thence South 20(degree)28' East 755.05 feet along the Westerly line of said Southern Pacific Company property; thence North 89(degree)38'30" West
515.73 feet to the point of beginning, in Lane County, Oregon;

                                    EXHIBIT A

                          NOTICE OF PUT OPTION EXERCISE

[Name and address of Stockholder]


Dear [Name]:

         Reference is made to that certain Loan Option Agreement (the "OPTION AGREEMENT") dated as of March __, 2002, by and between you and Fog Cutter Capital Group Inc. (the "Company"). Capitalized terms used in this notice, but not otherwise defined, will have the meanings assigned to such terms in the Option Agreement.

         1. EXERCISE OF OPTIONS. The Company hereby elects to exercise its option to require you to purchase the Put Option Participation at the Participation Put Purchase Price.

         2. TENDER OF THE PARTICIPATION. The Company will cause the Put Option Participation and the Remainder Interest to be delivered to the Stockholder at the Put Option Closing, which will take place at [time and place].

         3. TENDER OF PURCHASE PRICE. You will tender the Participation Put Purchase Price (or, if you have elected to receive the FAS Loan, the FAS Loan, against payment for the remaining amount of the FAS Loan) at the Put Option Closing.

         IN WITNESS WHEREOF, the Company has caused this Put Option Exercise Notice to be executed as of the ____ day of _________, 200__.


                                      FOG CUTTER CAPITAL GROUP INC.


                                      By:
                                         ---------------------------------------
                                         Name: Andrew Wiederhorn
                                         Title: CEO

                                    EXHIBIT B

                          NOTICE OF PUT OPTION EXERCISE

[Name and address of the Company]



Dear [Name]:

         Reference is made to that certain Loan Option Agreement (the "OPTION AGREEMENT") dated as of March __, 2002, by and between the Stockholder and Fog Cutter Capital Group Inc. (the "Company"). Capitalized terms used in this notice, but not otherwise defined, will have the meanings assigned to such terms in the Option Agreement.

         1. EXERCISE OF OPTIONS. The Stockholder hereby elects to exercise its option to put the Put Option Shares to the Company at the Put Option Price Per Share.

         2. TENDER OF THE PURCHASED SHARES. The Stockholder will cause the Put Option Shares to be delivered to the Company at the Put Option Closing, which will take place at [time and place].

         3. TENDER OF PURCHASE PRICE. The Company will tender, at its option, the relevant Net Put Share Consideration (or, if the Stockholder has elected to receive the FAS Loan, the FAS Loan, against payment for the remaining amount of the FAS Loan) at the Put Option Closing.

         IN WITNESS WHEREOF, the Stockholder(s) has caused this Put Option Exercise Notice to be executed as of the ____ day of _________, 200__.


                                    HAROLD AND ARLENE SCHNITZER CARE FOUNDATION

                                    By:
                                       -----------------------------------------
                                         Its:
                                              ----------------------------------


                                    HAROLD AND ARLENE SCHNITZER FOUNDATION

                                    By:
                                       -----------------------------------------
                                         Its:
                                              ----------------------------------

                                    JORDAN AND MINA SCHNITZER FOUNDATION

                                    By:
                                       -----------------------------------------
                                         Its:
                                              ----------------------------------


                                    N. WAREHOUSING, INC. PENSION PLAN


                                    By:
                                       -----------------------------------------
                                         Jordan D. Schnitzer, Trustee